Exhibit 107
Calculation of Filing Fee Tables
Form
S-3 ASR
(Form Type)
Microchip Technology Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
CALCULATION OF REGISTRATION FEE

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	1	Equity	Common Stock, par value $0.001 per share	457(c)	474,388	$47.66	$22,609,332.08	$ 153.10 per million	$3,461.49

Fees Previously Paid

Carry Forward Securities

		Total Offering Amounts:					$22,609,332.08		$3,461.49

		Total Fees Previously Paid:							$ 0.00

		Total Fee Offsets:							$ 0.00

		Net Fee Due:							$3,461.49
Offering Note

1
Includes (i) 426,954 shares of the Registrant’s common stock, par value $0.001 per share, (the “Common Stock”) that have been issued pursuant to the closing of the Agreement and Plan of Merger (the “Merger Agreement”) between the Registrant, Tahoe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), TF Semiconductor Solutions, Inc., a Delaware corporation (“TFSS”), and Diodes Incorporated, a Delaware corporation, solely in its capacity as the representative, agent, and attorney-in-fact
of the TFSS shareholders and (ii) 47,434 shares of Common Stock that may be issued under the Merger Agreement that were held back from merger consideration as security for indemnification and other obligations of the TFSS shareholders set forth in the Merger Agreement for a period of twelve months following the closing.

The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, (the “Securities Act”), based on the average of the high and low prices of the Registrant’s common stock reported on May 7, 2025 in the consolidated reporting system for Nasdaq Global Select Market.
The registration fee of $3,461.49 is calculated in accordance with Rule 457(r) under the Securities Act.